Exhibit 4.5

COMMUNITY BANK OF NORTHERN VIRGINIA

1998 STOCK COMPENSATION PLAN

(Approved  by the Board of Directors March 24, 1998)

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ARTICLE I

DEFINITIONS

1.01.                           Affiliate

Affiliate means any “subsidiary” or “parent” corporation (within the meaning of Section 424 of the Code) of the Corporation.

1.02.                           Agreement

Agreement means a written agreement (including any amendment or supplement thereto) between the Corporation and a Participant specifying the terms and conditions of an Option granted to such Participant.

1.03.                           Board

Board means the Board of Directors of the Corporation.

1.04.                           Code

Code means the Internal Revenue Code of 1986, and any amendments thereto.

1.05.                           Committee

Committee means the Compensation Committee of the Board.

1.06.                        Common Stock

Common Stock means the common stock of the Corporation, $0.333 par value per share.

1.07.                           Corporation

Corporation means Community Bank of Northern Virginia.

1.08.                           Director

Director means a member of the Board who is not an employee of the Corporation or an Affiliate.

1.09.                           Fair Market Value

Fair Market Value means, on any given date, the current fair market value of a share of Common Stock as determined by the Committee using any reasonable method in good faith.

1.10.                           Option

Option means a stock option that entitles the holder to purchase from the Corporation a stated number of shares of Common Stock at the price set forth in an Agreement.

1.11.                           Participant

Participant means an employee of the Corporation or an Affiliate, including an employee who is a member of the Board, or any Director who satisfies the requirements of Article IV and is selected by the Committee to receive an Option.

1.12.                           Plan

Plan means the Community Bank of Northern Virginia 1998 Stock Compensation Plan.

1.13.                           Ten Percent Shareholder

Ten Percent Shareholder means any individual owning more than ten percent (10%) of the total combined voting power of all classes of stock of the Corporation or of an Affiliate. An individual shall be considered to own any voting stock owned (directly or indirectly) by or for his or her brothers, sisters, spouse, ancestors or lineal descendants and shall be considered to own proportionately any voting stock owned (directly or indirectly) by or for a corporation, partnership, estate or trust of which such individual is a shareholder, partner or beneficiary.

ARTICLE II

PURPOSES

The Plan is intended to assist the Corporation and its Affiliates in recruiting and retaining individuals with ability and initiative by enabling such persons to participate in the future success of the Corporation and its Affiliates and to associate their interests with those of the Corporation and its shareholders. The Plan is intended to permit the grant of both Options qualifying under Section 422 of the Code (“incentive stock options”) and Options not so qualifying. No Option that is intended to be an incentive stock option shall be invalid for failure to qualify as an incentive stock option. The proceeds received by the Corporation from the sale of Common Stock pursuant to this Plan shall be used for general corporate purposes.

ARTICLE III

ADMINISTRATION

The Plan shall be administered by the Committee. The Committee shall have authority to grant Options upon such terms (not inconsistent with the provisions of this Plan), as the

Committee may consider appropriate. Such terms may include conditions (in addition to those contained in this Plan), on the exercisability of all or any part of an Option. Notwithstanding any such conditions, the Committee may, in its discretion, accelerate the time at which any Option may be exercised. In addition, the Committee shall have complete authority to interpret all provisions of this Plan; to prescribe the form of Agreements; to adopt, amend, and rescind rules and regulations pertaining to the administration of the Plan; and to make all other determinations necessary or advisable for the administration of this Plan. The express grant in this Plan of any specific power to the Committee shall not be construed as limiting any power or authority of the Committee. Any decision made, or action taken, by the Committee or in connection with the administration of this Plan shall be final and conclusive. Neither the Committee nor any member of the Committee shall be liable for any act done in good faith with respect to this Plan or any Agreement or Option. All expenses of administering this Plan shall be borne by the Corporation.

ARTICLE IV

ELIGIBILITY

Any Director or employee of the Corporation or an Affiliate (including a corporation that becomes an Affiliate after the adoption of this Plan), is eligible to participate in this Plan if the Committee, in its sole discretion, determines that such person has contributed significantly or can be expected to contribute significantly to the profits or growth of the Corporation or an Affiliate.

ARTICLE V

STOCK SUBJECT TO PLAN

5.01.                           Shares Issued.

Upon the exercise of any Option, the Corporation may deliver to the Participant (or the Participant’s broker if the Participant so directs), shares of Common Stock, from its authorized but unissued Common Stock.

5.02.                           Aggregate Limits.

The maximum aggregate number of shares of Common Stock that may be issued under this Plan is 450,000 shares. The maximum aggregate number of shares that may be issued under this Plan shall be subject to adjustment as provided in Article VIII.

5.03.                           Reallocation of Shares.

To the extent that an Option is terminated, in whole or in part, for any reason other than its exercise, the number of shares of Common Stock allocated to the terminated Option or portion thereof may be reallocated to other Options to be granted under this Plan.

ARTICLE VI

OPTIONS

6.01.                           Award.

In accordance with the provisions of Article IV, the Committee will designate each individual to whom an Option is to be granted and will specify the number of shares of Common Stock covered by such awards.

6.02.                           Option Price.

The price per share for Common Stock purchased on the exercise of an Option shall be determined by the Committee on the date of grant, but shall not be less than the Fair Market Value on the date the Option is granted. Notwithstanding the preceding sentence, the price per share for Common Stock purchased on the exercise of any Option that is an incentive stock option granted to an individual who is a Ten Percent Shareholder on the date such Option is granted shall not be less than one hundred ten percent (110%) of the Fair Market Value on the date the Option is granted.

6.03.                           Maximum Option Period.

The maximum period in which an Option may be exercised shall be determined by the Committee on the date of grant, except that no Option that is intended to be an incentive stock option shall be exercisable after the expiration of ten years from the date such Option was granted. In the case of an incentive stock option granted to a Participant who is a Ten Percent Shareholder on the date of grant, such Option shall not be exercisable after the expiration of five years from the date of grant. The terms of any Option that is an incentive stock option may provide that it is exercisable for a period less than such maximum period.

6.04.                           Nontransferabilitv.

Except as provided in Section 6.05, each Option granted under this Plan shall be nontransferable except by will or by the laws of descent and distribution. During the lifetime of the Participant to whom the Option is granted, the Option may be exercised only by the Participant. No right or interest of a Participant in any Option shall be liable for, or subject to, any lien, obligation, or liability of such Participant.

6.05.                           Transferable Options

Section 6.04 to the contrary notwithstanding, if the Agreement provides, an Option that is not an incentive stock option may be transferred by a Participant to the Participant’s children, grandchildren, spouse, one or more trusts for the benefit of such family members, a partnership in which such family members are the only partners, or a charitable organization or foundation, subject to such terms and conditions as may be prescribed by the Committee. The holder of an Option transferred pursuant to this section shall be bound by the same terms and conditions that governed the Option during the period that it was held by the Participant; provided, however, that such transferee may not transfer the Option except by will or the laws of descent and distribution.

6.06.                           Employee Status.

For purposes of determining the applicability of Section 422 of the Code (relating to incentive stock options), or in the event that the terms of any Option provide that it may be exercised only during employment or continued service or within a specified period of time after termination of employment or service, the Committee may decide to what extent leaves of absence for governmental or military service, illness, temporary disability, or other reasons shall not be deemed interruptions of continuous employment or service.

6.07.                           Exercise.

Options granted under the Plan shall be exercisable, in whole or in part, in accordance with the terms of this Plan and the applicable Agreement. Subject to the provisions of this Plan and the applicable Agreement, an Option may be exercised in whole at any time or in part from time to time at such times and in compliance with such requirements as the Committee shall determine; provided, however, that incentive stock options (granted under the Plan and all plans of the Corporation and its Affiliates) may not be first exercisable in a calendar year for stock having a Fair Market Value (determined as of the date an Option is granted) exceeding $100,000. An Option granted under this Plan may be exercised with respect to any number of whole shares less than the full number for which the Option could be exercised. A partial exercise of an Option shall not affect the right to exercise the Option from time to time in accordance with this Plan and the applicable Agreement with respect to the remaining shares subject to the Option.

6.08.                           Payment.

Unless otherwise provided by the Agreement, payment of the Option price shall be made in cash or a cash equivalent acceptable to the Committee. Payment of all or part of the Option price may also be made by surrendering shares of Common Stock to the Corporation. If Common Stock is used to pay all or part of the Option price, the sum of the cash and cash equivalent and the Fair Market Value (determined as of the day preceding the date of exercise) of the shares surrendered must not be less than the Option price of the shares for which the Option is being exercised.

6.09.                           Shareholder Rights.

No Participant shall have any rights as a shareholder with respect to shares subject to his Option until the date of exercise of such Option.

6.10.                           Disposition of Stock.

A Participant shall notify the Corporation of any sale or other disposition of Common Stock acquired pursuant to an Option that was an incentive stock option if such sale or disposition occurs (i) within two years of the grant of an Option or (ii) within one year of the issuance of the Common Stock to the Participant. Such notice shall be in writing and directed to the Secretary of the Corporation.

ARTICLE VII

ADJUSTMENT UPON CHANGE IN COMMON STOCK

The maximum number of shares which may be issued under this Plan and the terms of outstanding Options shall be adjusted as the Committee shall determine to be equitably required in the event that (a) the Corporation (i) effects one or more stock dividends, stock split-ups, subdivisions or consolidations of shares or (ii) engages in a transaction to which Section 424 of the Code applies or (b) there occurs any other event which, in the judgment of the Committee necessitates such action. Any determination made under this Article VIII by the Committee shall be final and conclusive.

The issuance by the Corporation of shares of stock of any class, or securities convertible into shares of stock of any class, for cash or property, or for labor or services, either upon direct sale or upon the exercise of rights or warrants to subscribe therefore, or upon conversion of shares or obligations of the Corporation convertible into such shares or other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to, the maximum number of shares which may be issued under this Plan or the terms of outstanding Options.

ARTICLE VIII

COMPLIANCE WITH LAW AND APPROVAL OF REGULATORY BODIES

No Option shall be exercisable, no Common Stock shall be issued, no certificates for shares of Common Stock shall be delivered, and no payment shall be made under this Plan except in compliance with all applicable federal and state laws and regulations (including, without limitation, withholding tax requirements), any listing agreement to which the Corporation is a party, and the rules of all domestic stock exchanges on which the Corporation’s shares may be listed. The Corporation shall have the right to rely on an opinion of its counsel as to such compliance. Any share certificate issued to evidence Common Stock when an Option is exercised may bear such legends and statements as the Committee may deem advisable to assure compliance with federal and state laws and regulations. No Option shall be exercisable, no Common Stock shall be issued, no certificate for shares shall be delivered, and no payment shall be made under this Plan until the Corporation has obtained such consent or approval as the Committee may deem advisable from regulatory bodies having jurisdiction over such matters.

ARTICLE IX

GENERAL PROVISIONS

9.01.                           Effect on Employment and Service.

Neither the adoption of this Plan, its operation, nor any documents describing or referring to this Plan (or any part thereof), shall confer upon any individual any right to continue in the employ or service of the Corporation or an Affiliate or in any way affect any right and power of the Corporation or an Affiliate to terminate the employment or service of any individual at any time with or without assigning a reason therefore.

9.02.                           Unfunded Plan

The Plan, insofar as it provides for grants, shall be unfunded, and the Corporation shall not be required to segregate any assets that may at any time be represented by grants under this Plan. Any liability of the Corporation to any person with respect to any grant under this Plan shall be based solely upon any contractual obligations that may be created pursuant to this Plan. No such obligation of the Corporation shall be deemed to be secured by any pledge of, or other encumbrance on, any property of the Corporation.

9.03.                           Rules of Construction.

Headings are given to the articles and sections of this Plan solely as a convenience to facilitate reference. The reference to any statute, regulation, or other provision of law shall be construed to refer to any amendment to or successor of such provision of law.

ARTICLE X

AMENDMENT

The Board may amend or terminate this Plan from time to time; provided, however, that no amendment may become effective until shareholder approval is obtained if (i) the amendment increases the aggregate number of shares of Common Stock that may be issued under the Plan (other than an adjustment pursuant to Article VII) or (ii) the amendment changes the class of individuals eligible to become Participants. No amendment shall, without a Participant’s consent, adversely affect any rights of such Participant under any Option outstanding at the time such amendment is made.

ARTICLE XI

DURATION OF PLAN

No Option may be granted and no Common Stock may be purchased pursuant to Article VII after April 28, 2008. Options granted before that date shall remain valid in accordance with their terms.

ARTICLE XII

EFFECTIVE DATE OF PLAN

Options may be granted under this Plan upon its adoption by the Board, provided that no Option shall be effective or exercisable unless this Plan is approved by a majority of the votes cast by the Corporation’s shareholders, voting either in person or by proxy, at a duly held shareholders’ meeting at which a quorum is present or by the written unanimous consent of the shareholders.